Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Rodney Carter
Executive Vice President and
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Joe Teklits/Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION ANNOUNCES

FISCAL 2011 FIRST QUARTER RESULTS

REPORTS FIRST QUARTER DILUTED EPS OF $0.18

Minneapolis, MN, June 30, 2010 — Christopher & Banks Corporation (NYSE: CBK) today reported results for its fiscal 2011 first quarter ended May 29, 2010.

For the First Quarter Ended May 29, 2010

•                  Total net sales were $126.2 million as compared to $120.4 million in the first quarter of fiscal 2010. First quarter fiscal 2011 same-store sales increased 5%.

•                  Gross profit for the quarter increased 18.9% to $53.4 million as compared to $44.9 million in the first quarter of fiscal 2010; gross profit margin increased to 42.3% for the first quarter from 37.3% in the first quarter of fiscal 2010.

•                  Operating income for the first quarter of fiscal 2011 totaled $10.6 million, or 8.4% of sales, as compared to $2.5 million, or 2.0% of sales for the first quarter of fiscal 2010.

•                  Net income was $6.3 million or $0.18 per diluted share as compared to $1.7 million or $0.05 per diluted share for the first quarter of fiscal 2010.

•                  Cash, cash equivalents and investments totaled $115 million at the end of the quarter.

Lorna Nagler, President and Chief Executive Officer, commented, “We were pleased to have achieved solid financial results for the first quarter of fiscal 2011. Comparable store sales rose 5%, our gross profit margin expanded significantly and expenses were well managed. Sustained improvement in our conversion rates and increased full price selling drove the strong gross profit margin gain as customers continued to respond favorably to our evolving merchandise assortment. We are confident that we are moving in the right direction as we continue to make progress on our key initiatives in merchandising, marketing and operational efficiencies, which we expect to result in stronger sales and increased profitability in fiscal 2011 and beyond.”

Balance Sheet Highlights

The Company ended the first quarter of fiscal 2011 with total cash, cash equivalents and investments of $115 million. Inventory, excluding e-Commerce inventory, increased 5.4% on a per-store basis at the end of the first quarter of fiscal 2011, as compared to the end of the first quarter of fiscal 2010. The Company’s balance sheet remains strong and management believes that its cash and investments are sufficient to meet the Company’s cash and liquidity needs for the current fiscal year.

Capital Expenditures

Capital expenditures totaled approximately $3.4 million in the first quarter of fiscal 2011.

Second Quarter Fiscal 2011 Outlook

•                  For the second quarter of fiscal 2011, the Company expects comparable store sales to approximate or be slightly higher than the 5% increase generated in the first quarter of fiscal 2011.

•                  For the second quarter of fiscal 2011, total gross margin is expected to improve by a couple of hundred basis points, as compared to last fiscal year’s second quarter, primarily driven by leveraging of buying and occupancy costs.

•                  SG&A dollars in the second quarter of fiscal 2011 are expected to be flat to slightly higher than SG&A dollars in the first quarter of fiscal 2011.

•                  Expected capital expenditures remain at $12 to $14 million for the full fiscal year.

Conference Call Information

The Company will discuss its first quarter results in a conference call scheduled for today, June 30, 2010, at 5:00 p.m. Eastern time. The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com. An online archive of the broadcast will be available shortly following of the completion of the call and will be accessible at http://www.christopherandbanks.com until July 7, 2010. In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until July 7, 2010. The replay may be accessed by dialing 1-888-203-1112 and using password 9647580.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. As of June 30, 2010, the Company operates 793 stores in 46 states consisting of 531 Christopher & Banks stores, 260 stores in their plus size clothing division CJ Banks and two dual-concept stores. The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-Commerce websites.

Keywords:  Petites, Women’s Clothing, Plus Size Clothing, Christopher & Banks, CJ Banks.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include statements (i) that our continued progress on our key initiatives in merchandising, marketing and operational efficiencies is expected to result in stronger sales and increased profitability in fiscal 2011 and beyond; (ii) that management believes that its cash and investments are sufficient to meet the Company’s cash and liquidity needs for the current fiscal year; (iii) that for the second quarter of fiscal 2011, the Company expects comparable store sales to approximate or be slightly higher than the 5% increase generated in the first quarter of fiscal 2011; (iv) that for the second quarter of fiscal 2011, total gross margin is expected to improve by a couple of hundred basis points as compared to last fiscal year’s second quarter, primarily driven by leveraging of buying and occupancy costs; (v) that SG&A dollars in the second quarter of fiscal 2011 are expected to be flat to slightly higher than SG&A dollars in the first quarter of fiscal 2011; and (vi) that expected capital expenditures will remain at $12 to $14 million for the full fiscal year. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv) effectiveness of the Company’s brand awareness and marketing programs; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic plans; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release. The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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CHRISTOPHER & BANKS CORPORATION
UNAUDITED COMPARATIVE INCOME STATEMENT
FOR THE QUARTERS ENDED
MAY 29, 2010 AND MAY 30, 2009

(in thousands, except per share data)

	Quarter Ended
	May 29,	May 30,
	2010	2009

Net sales	$126,235	$120,367

Costs and expenses:
Merchandise, buying and occupancy	72,857	75,458
Selling, general and administrative	36,199	36,144
Depreciation and amortization	6,530	6,311
Total costs and expenses	115,586	117,913

Operating income	10,649	2,454

Interest income	116	115

Income before income taxes	10,765	2,569

Income tax provision	4,425	884

Net income	$6,340	$1,685

Basic earnings per share:

Net income	$0.18	$0.05

Basic shares outstanding	35,306	35,132

Diluted earnings per share:

Net income	$0.18	$0.05

Diluted shares outstanding	35,607	35,137

Dividends per share	$0.06	$0.06

CHRISTOPHER & BANKS CORPORATION
UNAUDITED COMPARATIVE BALANCE SHEET

(in thousands)

	May 29,	May 30,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$38,730	$88,306
Short-term investments	60,962	—
Merchandise inventories	34,543	32,570
Other current assets	14,260	27,690
Total current assets	148,495	148,566

Property, equipment and improvements, net	92,884	114,759

Other assets:
Long-term investments	15,172	16,400
Other	8,396	8,232
Total other assets	23,568	24,632

Total assets	$264,947	$287,957

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,443	$22,570
Accrued liabilities	24,672	27,847
Other current liabilities	3,704	487
Total current liabilities	35,819	50,904

Other liabilities:
Deferred lease incentives	18,371	22,471
Other	12,259	14,315
Total other liabilities	30,630	36,786

Stockholders’ equity:
Common stock	456	457
Additional paid-in capital	114,163	112,233
Retained earnings	196,567	200,289
Common stock held in treasury	(112,711)	(112,712)
Accumulated other comprehensive income (loss)	23	—
Total stockholders’ equity	198,498	200,267

Total liabilities and stockholders’ equity	$264,947	$287,957

CHRISTOPHER & BANKS CORPORATION
UNAUDITED COMPARATIVE STATEMENT OF CASH FLOWS
FOR THE QUARTERS ENDED
MAY 29, 2010 AND MAY 30, 2009

(in thousands, except per share data)

	Quarter Ended
	May 29,	May 30,
	2010	2009

Cash flows from operating activities:
Net income	$6,340	$1,685
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,717	6,311
Deferred income taxes	(946)	(1,197)
Stock-based compensation expense	638	474
Other	(14)	77
Changes in operating assets and liabilities:
Sales of trading securities	3,250	—
Increase in accounts receivable	(1,602)	(450)
Decrease in merchandise inventories	3,953	6,258
(Increase) decrease in other current assets	(591)	1,480
Increase in other assets	(2)	(2)
Increase (decrease) in accounts payable	(6,124)	3,813
Increase (decrease) in accrued liabilities	385	(3,844)
Decrease in deferred lease incentives	(1,207)	(1,035)
Decrease in other liabilities	(440)	(113)
Net cash provided by operating activities	10,357	13,457

Cash flows from investing activities:
Purchases of property, equipment and improvements	(3,395)	(1,849)
Purchases of investments	(22,034)	—
Sales of investments	18,776	—
Net cash used in investing activities	(6,653)	(1,849)

Cash flows from financing activities:
Exercise of stock options	87	—
Dividends paid	(2,134)	(2,116)
Net cash used in financing activities	(2,047)	(2,116)

Net increase in cash and cash equivalents	1,657	9,492

Cash and cash equivalents at beginning of period	37,073	78,814

Cash and cash equivalents at end of period	$38,730	$88,306